                      NEWS
____________________________________________________________________________________________________________________________________________

Cooper Tire & Rubber Company Reports Second
Quarter 2019 Results

FINDLAY, Ohio, July 29, 2019 – Cooper Tire & Rubber Company (NYSE: CTB) today reported second quarter 2019 net income of $9 million, or diluted earnings per share of $0.18, compared with $15 million, or $0.30 per share, last year.

Second Quarter Highlights

•	Net sales decreased 2.8 percent to $679 million.

•	Unit volume decreased 4.9 percent compared to the second quarter of 2018.

•	Operating profit was $32 million, or 4.7 percent of net sales.

•	The company amended its bank credit facility to extend the term, increase capacity, and provide for refinancing of its upcoming bond maturity.

“Our second quarter operating profit margin improved sequentially from the first quarter, and the Americas segment delivered improved operating profit despite new and incremental tariffs this year,” said Cooper President & Chief Executive Officer Brad Hughes.  “Our International segment was challenged by the ongoing decline within the new vehicle market in China and a weak replacement tire market in Europe.  While we are not satisfied with the lower unit volume in the second quarter, our strategic initiatives are taking hold, and we are confident that they will contribute more meaningfully to unit volume growth in 2020.”

Consolidated Results

Cooper Tire	Q2 2019 ($M)	Q2 2018 ($M)	Change
Net Sales	$679	$698	(2.8%)
Operating Profit	$32	$33	(3.3%)
Operating Margin	4.7%	4.7%	—

Second quarter net sales were $679 million compared with $698 million in the second quarter of 2018, a decrease of 2.8 percent. Net sales included $34 million of lower unit volume and $6 million of unfavorable foreign currency impact, which were partially offset by $21 million of favorable price and mix.
Operating profit was $32 million compared with $33 million in the second quarter of 2018. Negatively affecting the quarter was $13 million in costs related to new tariffs on products imported into the United States from China compared to the same period a year ago, as well as $2 million of restructuring costs related to Cooper Tire Europe's decision to cease light vehicle tire production at its Melksham, England facility. In addition, the quarter included $17 million of favorable price and mix, and $15 million of favorable raw material costs (excluding the new tariffs). The quarter also included unfavorable volume of $6 million, higher SG&A of $4 million, and increased product liability costs of $1 million. Other costs increased $7 million, primarily due to higher distribution costs, including the non-recurrence of the Albany tornado insurance recovery in 2018.
Cooper's second quarter raw material index decreased 1.2 percent compared to the second quarter of 2018. The raw material index increased sequentially from 160.4 in the first quarter of 2019 to 161.8 in the second quarter of 2019.

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Cooper Q2 2019—2
The effective tax rate for the second quarter was 38.7 percent compared with 12.6 percent for the same period the prior year. The tax rate for the second quarter of 2019 includes $2 million of discrete items related to the accrual of additional uncertain tax positions pertaining to previous years. The second quarter of 2018 included $1 million of net discrete tax items that favorably impacted the tax rate. The effective tax rate is based on forecasted annual earnings and tax rates for the various jurisdictions in which the company operates.
At the end of the second quarter, Cooper had $112 million in unrestricted cash and cash equivalents compared with $180 million at the end of the second quarter of 2018. Capital expenditures in the second quarter were $45 million compared with $38 million in the same period a year ago. Also, as of the end of the second quarter, the company had invested $49 million in its new joint venture with Sailun Vietnam.
On June 27, 2019, Cooper executed an amendment to its existing bank credit facility which extended the maturity date to June 27, 2024, and increased the borrowing capacity to $700 million. The amended agreement is comprised of a $500 million revolving credit facility and a new $200 million delayed draw term loan. The proceeds from the new term loan will be used primarily to retire existing 8 percent senior notes that mature in December of this year.
The company generated a return on invested capital, excluding the impact of the goodwill impairment charge in the fourth quarter of 2018, of 9.3 percent for the trailing four quarters.

Americas Tire Operations

Americas Tire Operations	Q2 2019 ($M)	Q2 2018 ($M)	Change
Net Sales	$582	$584	(0.4%)
Operating Profit	$47	$40	15.6%
Operating Margin	8.0%	6.9%	1.1 ppts.

Second quarter net sales in the Americas segment decreased 0.4 percent as a result of $22 million of lower unit volume, partially offset by $20 million of favorable price and mix. For the quarter, segment unit volume was down 3.8 percent compared to the same period a year ago.

Cooper’s second quarter total light vehicle tire shipments in the U.S. decreased 4.0 percent. The U.S. Tire Manufacturers Association (USTMA) reported that its member shipments of light vehicle tires in the U.S. were down 1.5 percent. Total industry shipments (including an estimate for non-USTMA members) increased 0.7 percent for the period.

Second quarter operating profit was $47 million, or 8.0 percent of net sales, compared with $40 million, or 6.9 percent of net sales, for the same period in 2018. Negatively affecting the quarter was $13 million in costs related to new tariffs on products imported into the U.S. from China compared to the same period a year ago. In addition, operating profit included $22 million of favorable price and mix, and $12 million of favorable raw material costs (excluding the new tariffs). The quarter also included $3 million of manufacturing improvements, $6 million of unfavorable SG&A costs, $5 million of lower unit volume, $1 million of higher product liability costs, and $5 million of higher other costs compared to the same period a year ago. Other costs increased primarily as a result of higher distribution costs, including the non-recurrence of the Albany tornado insurance recovery in 2018.

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Cooper Q2 2019—3
International Tire Operations

International Tire Operations	Q2 2019 ($M)	Q2 2018 ($M)	Change
Net Sales	$139	$168	(17.5%)
Operating (Loss)/Profit	$(1)	$6	(122.9%)
Operating Margin	(0.9%)	3.4%	(4.3	) ppts.

Second quarter net sales in the International segment decreased 17.5 percent as a result of $25 million of lower unit volume and $6 million of unfavorable foreign currency impact, which were partially offset by $2 million of favorable price and mix. Segment unit volume decreased 15.1 percent, with unit volume declines in Asia and Europe driven in large part by a challenging new vehicle market in China and weakness in the European replacement tire business.
The segment's second quarter operating loss was $1 million compared with operating profit of $6 million in the second quarter of 2018. The decrease included charges of $2 million related to the Melksham, England restructuring. Additionally, the segment experienced $3 million of lower unit volume, $2 million of unfavorable price and mix, $3 million of higher manufacturing costs, and $1 million of higher other costs. These were partially offset by $3 million of lower raw material costs, and $1 million of lower SG&A costs.
Outlook

“Increased U.S. tariff costs and delayed timing of anticipated commercial truck tire price increases, as well as weakness in the China new vehicle and Europe replacement tire markets, are expected to impact the remainder of the year,” said Hughes. “The Americas segment, excluding TBR tariffs, is still generally in line with previous expectations. On a consolidated basis, we anticipate growth throughout the year in operating profit margin.”

Cooper is adjusting expectations for the full year as follows:

•	Given first half volume performance, and the lack of clarity regarding the China new vehicle market, Cooper no longer expects full year unit volume growth compared to 2018;

•	Improving operating profit margin throughout the year, with full year operating profit margin in line with 2018 reported margin of 5.9 percent;

•
Capital expenditures to range between $180 and $200 million. This does not include capital contributions related to Cooper’s pro rata share of its joint venture with Sailun Vietnam or other potential manufacturing footprint investments;

•	An effective tax rate, excluding significant discrete items, to range between 23 and 26 percent; and

•	Charges related to the Melksham, England restructuring to be in a range of $8 to $11 million.

2019 expectations include tariffs already in place, but do not include rate changes or additional tariffs that continue to be considered, but have not yet been imposed.
Second Quarter 2019 Conference Call Today at 10 a.m. Eastern
Management will discuss the financial and operating results for the second quarter, as well as the company’s business outlook, on a conference call for analysts and investors today at 10 a.m. EDT. The call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at https://services.choruscall.com/links/ctb190729.html. Following the conference call, the webcast will be archived and available for 90 days at these websites.

A summary slide presentation of information related to the quarter is posted on the company's website at http://investors.coopertire.com/Quarterly-Results.
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Cooper Q2 2019—4
Forward-Looking Statements
This release contains what the company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters the company anticipates may happen with respect to the future performance of the industries in which it operates, the economies of the U.S. and other countries, or the performance of the company itself, which involve uncertainty and risk. Such forward-looking statements are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including, but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources;

•	the failure of the company’s suppliers to timely deliver products or services in accordance with contract specifications;

•
changes to tariffs or trade agreements, or the imposition of new or increased tariffs or trade restrictions, imposed on tires, materials or manufacturing equipment which the company uses, including changes related to tariffs on tires, raw materials and tire manufacturing equipment imported into the U.S. from China or other countries;

•	changes in economic and business conditions in the world, including changes related to the United Kingdom’s decision to withdraw from the European Union;

•	the inability to obtain and maintain price increases to offset higher production, tariffs or material costs;

•	the impact of the recently enacted tax reform legislation;

•	increased competitive activity including actions by larger competitors or lower-cost producers;

•	the failure to achieve expected sales levels;

•
changes in the company’s customer or supplier relationships or distribution channels, including the write-off of outstanding accounts receivable or loss of particular business for competitive, credit, liquidity, bankruptcy, restructuring or other reasons;

•	the failure to develop technologies, processes or products needed to support consumer demand or changes in consumer behavior, including changes in sales channels;

•
the costs and timing of restructuring actions and impairments or other charges resulting from such actions, including the possible outcome of the recently announced decision to cease light vehicle tire production in the U.K., or from adverse industry, market or other developments;

•	consolidation or other cooperation by and among the company’s competitors or customers;

•
inaccurate assumptions used in developing the company’s strategic plan or operating plans, or the inability or failure to successfully implement such plans or to realize the anticipated savings or benefits from strategic actions;

•	risks relating to investments and acquisitions, including the failure to successfully integrate them into operations or their related financings may impact liquidity and capital resources;

•
the ultimate outcome of litigation brought against the company, including product liability claims, which could result in commitment of significant resources and time to defend and possible material damages against the company or other unfavorable outcomes;

•
a disruption in, or failure of, the company’s information technology systems, including those related to cybersecurity, could adversely affect the company’s business operations and financial performance;

•	government regulatory and legislative initiatives including environmental, healthcare, privacy and tax matters;

•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;

•	changes in interest or foreign exchange rates or the benchmarks used for establishing the rates;

•	an adverse change in the company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;

•	failure to implement information technologies or related systems, including failure by the company to successfully implement ERP systems;
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Cooper Q2 2019—5

•	the risks associated with doing business outside of the U.S.;

•	technology advancements;

•	the inability to recover the costs to refresh existing products or develop and test new products or processes;

•	the impact of labor problems, including labor disruptions at the company, its joint ventures, or at one or more of its large customers or suppliers;

•	failure to attract or retain key personnel;

•
changes in pension expense and/or funding resulting from the company’s pension strategy, investment performance of the company’s pension plan assets and changes in discount rate or expected return on plan assets assumptions, or changes to related accounting regulations;

•	changes in the company’s relationship with its joint venture partners or suppliers, including any changes with respect to its former PCT joint venture’s production of TBR products;

•	the ability to find and develop alternative sources for products supplied by PCT;

•
a variety of factors, including market conditions, may affect the actual amount expended on stock repurchases; the company’s ability to consummate stock repurchases; changes in the company’s results of operations or financial conditions or strategic priorities may lead to a modification, suspension or cancellation of stock repurchases, which may occur at any time;

•	the inability to adequately protect the company’s intellectual property rights; and

•	the inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the company’s filings with the U.S. Securities and Exchange Commission (“SEC”).

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures as defined under SEC rules.  Non-GAAP financial measures should be considered in addition to, not as a substitute for, operating profit, net income, earnings per share or other financial measures prepared in accordance with generally accepted accounting principles (“GAAP”).  The company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures.  Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.  As required by SEC rules, detailed reconciliations between the company’s GAAP and non-GAAP financial results are provided on the attached schedule.  The company believes return on invested capital (“ROIC”) provides additional insight for analysts and investors in evaluating the company’s financial and operating performance.  The company defines ROIC as the trailing four quarters’ after tax operating profit, exclusive of certain items affecting comparability of results from period to period and utilizing the company’s adjusted effective tax rate, divided by the total invested capital, which is the average of ending debt and equity for the last five quarters.  The company believes ROIC is a useful measure of how effectively the company uses capital to generate profits.

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Cooper Q2 2019—6
About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:                        Media Contact:
Jerry Bialek                            Anne Roman
419.424.4165                            419.429.7189
investorrelations@coopertire.com                    alroman@coopertire.com

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Cooper Tire & Rubber Company
Consolidated Statements of Operations
(Unaudited)

(Dollar amounts in thousands except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$679,130	$698,408	$1,298,293	$1,299,904
Cost of products sold	579,989	604,185	1,110,894	1,121,196
Gross profit	99,141	94,223	187,399	178,708
Selling, general and administrative expense	65,811	61,460	122,665	119,490
Restructuring expense	1,659	—	6,632	—
Operating profit	31,671	32,763	58,102	59,218
Interest expense	(7,810)	(8,417)	(16,123)	(16,108)
Interest income	1,999	1,988	5,379	4,303
Other pension and postretirement benefit expense	(9,288)	(6,967)	(18,650)	(13,953)
Other non-operating expense	(1,463)	(1,391)	(84)	(3,050)
Income before income taxes	15,109	17,976	28,624	30,410
Provision for income taxes	5,851	2,267	12,186	5,718
Net income	9,258	15,709	16,438	24,692
Net income attributable to noncontrolling shareholders' interests	437	701	637	1,400
Net income attributable to Cooper Tire & Rubber Company	$8,821	$15,008	$15,801	$23,292

Earnings per share:
Basic	$0.18	$0.30	$0.32	$0.46
Diluted	$0.18	$0.30	$0.31	$0.46

Weighted average shares outstanding (000s):
Basic	50,165	50,436	50,133	50,636
Diluted	50,362	50,590	50,370	50,883

Segment information:
Net Sales
Americas Tire	$582,307	$584,412	$1,097,243	$1,069,804
International Tire	138,514	167,839	282,299	329,083
Eliminations	(41,691)	(53,843)	(81,249)	(98,983)

Operating profit (loss):
Americas Tire	$46,814	$40,480	$85,603	$71,715
International Tire	(1,296)	5,652	(2,635)	13,086
Unallocated corporate charges	(13,278)	(13,705)	(23,730)	(25,670)
Eliminations	(569)	336	(1,136)	87

Cooper Tire & Rubber Company
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollar amounts in thousands)
	June 30,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$111,681	$180,493
Notes receivable	4,175	24,022
Accounts receivable	616,974	582,524
Inventories	589,410	580,095
Other current assets	48,863	59,600
Total current assets	1,371,103	1,426,734

Property, plant and equipment, net	1,017,356	964,158
Operating lease right-of-use assets, net	93,183	—
Goodwill	18,851	53,960
Intangibles, net	115,937	125,979
Deferred income tax assets	27,246	54,006
Investment in joint venture	49,001	—
Other assets	11,396	7,942
Total assets	$2,704,073	$2,632,779

Liabilities and Equity
Current liabilities:
Notes payable	$19,656	$47,378
Accounts payable	267,851	240,506
Accrued liabilities	280,933	262,233
Income taxes payable	8,881	2,295
Current portion of long-term debt and finance leases	173,766	1,398
Total current liabilities	751,087	553,810

Long-term debt and finance leases	120,624	295,017
Noncurrent operating leases	67,214	—
Postretirement benefits other than pensions	234,782	255,527
Pension benefits	132,024	198,421
Other long-term liabilities	144,316	152,736
Total parent stockholders' equity	1,192,349	1,118,347
Noncontrolling shareholders' interests in consolidated subsidiaries	61,677	58,921
Total liabilities and equity	$2,704,073	$2,632,779

Cooper Tire & Rubber Company
Consolidated Statements of Cash Flows
(Unaudited)

(Dollar amounts in thousands)
	Six Months Ended June 30,
	2019	2018
Operating activities:
Net income	$16,438	$24,692
Adjustments to reconcile net income to net cash from operations:
Depreciation and amortization	74,347	73,587
Stock-based compensation	2,319	2,627
Change in LIFO inventory reserve	9,797	2,411
Amortization of unrecognized postretirement benefits	18,240	18,396
Changes in operating assets and liabilities:
Accounts and notes receivable	(68,786)	(68,485)
Inventories	(119,118)	(74,104)
Other current assets	(958)	(12,572)
Accounts payable	2,599	(12,622)
Accrued liabilities	(30,482)	(13,970)
Other items	(3,560)	(18,599)
Net cash used in operating activities	(99,164)	(78,639)
Investing activities:
Additions to property, plant and equipment and capitalized software	(105,354)	(97,759)
Investment in joint venture	(49,001)	—
Proceeds from the sale of assets	49	160
Net cash used in investing activities	(154,306)	(97,599)
Financing activities:
Net payments on short-term debt	4,721	10,718
Repayments of long-term debt and finance lease obligations	(989)	(1,013)
Payment of financing fees	(2,207)	(1,230)
Repurchase of common stock	—	(29,355)
Payments of employee taxes withheld from share-based awards	(1,158)	(1,894)
Payment of dividends to Cooper Tire & Rubber Company stockholders	(10,529)	(10,623)
Issuance of common shares related to stock-based compensation	177	—
Excess tax benefits on stock-based compensation	—	270
Net cash used in financing activities	(9,985)	(33,127)
Effects of exchange rate changes on cash	601	1,344
Net change in cash, cash equivalents and restricted cash	(262,854)	(208,021)
Cash, cash equivalents and restricted cash at beginning of period	378,246	392,306
Cash, cash equivalents and restricted cash at end of period	$115,392	$184,285

Unrestricted Cash and cash equivalents	$111,681	$180,493
Restricted cash included in Other current assets	2,211	1,702
Restricted cash included in Other assets	1,500	2,090
Total cash, cash equivalents and restricted cash	$115,392	$184,285

Cooper Tire & Rubber Company
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

(Dollar amounts in thousands)

RETURN ON INVESTED CAPITAL (ROIC)

	Trailing Four Quarters Ended June 30, 2019
Calculation of ROIC			Calculation of Net Interest Tax Effect
Adjusted (Non-GAAP) operating profit		$197,956	Provision for income taxes (c)			$39,965
Adjusted (Non-GAAP) effective tax rate	27.4%		Adjusted (Non-GAAP) income before income taxes (d)			$146,100
Income tax expense on operating profit	54,150		Adjusted (Non-GAAP) effective income tax rate (c)/(d)			27.4%
Adjusted operating profit after taxes (a)		143,806
Total invested capital (b)		$1,547,207
ROIC, including noncontrolling equity (a)/(b)		9.3%

Calculation of Invested Capital (five quarter average)	Equity	Long-term debt and finance leases	Current portion of long-term debt and finance leases	Notes payable	Total invested capital
June 30, 2019	$1,254,026	$120,624	$173,766	$19,656	$1,568,072
March 31, 2019	1,248,218	121,305	173,974	20,074	1,563,571
December 31, 2018	1,232,443	121,284	174,760	15,288	1,543,775
September 30, 2018	1,228,509	294,841	1,376	14,831	1,539,557
June 30, 2018	1,177,268	295,017	1,398	47,378	1,521,061
Five quarter average	$1,228,093	$190,614	$105,055	$23,445	$1,547,207

Calculation of Trailing Four Quarter Income and Expense Inputs
Quarter-ended:	Operating profit as reported	Goodwill impairment charge*	Adjusted operating profit	Provision for income taxes as reported	Income before income taxes as reported	Goodwill impairment charge*	Adjusted income before income taxes
June 30, 2019	$31,671	$—	$31,671	$5,851	$15,109	$—	$15,109
March 31, 2019	26,431	—	26,431	6,337	13,515	—	13,515
December 31, 2018	24,826	33,827	58,653	11,550	11,989	33,827	45,816
September 30, 2018	81,201	—	81,201	16,227	71,660	—	71,660
Trailing four quarters	$164,129	$33,827	$197,956	$39,965	$112,273	$33,827	$146,100
*The Company recorded a non-cash goodwill impairment charge of $33,827 in the fourth quarter of 2018 related to the company's Chinese joint venture.